Exhibit 4.1

AMENDMENT NO. 9 TO THE MANAGEMENT AGREEMENT

This AMENDMENT NO. 9 TO THE MANAGEMENT AGREEMENT (the “Amendment”), dated as of August 28, 2019, is made by and between Navios Maritime Partners L.P., a Marshall Islands limited partnership (“NMLP”) and Navios ShipManagement Inc., a Marshall Islands corporation (“NSM”, and together with NMLP, the “Parties”) and amends the Management Agreement (the “Management Agreement”) entered into among the Parties on November 16, 2007 and the Amendments to the Management Agreement entered into among the Parties on October 27, 2009, October 21, 2011, October 30, 2013, August 29, 2014, February 10, 2015, May 4, 2015, February 4, 2016 and November 14, 2017 (together, with the Management Agreement, the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	In Section 1, Definitions, add the following definition:

“Termination Fee” means the Fixed Daily Fees and the Management Fees for the full calendar year preceding the termination date.

2.	Paragraph 4 of the Recitals of the Agreement shall be amended and restated as follows:

“NOW THEREFORE, the parties agree that, in consideration for NSM providing the commercial and technical management services set forth in Schedule “A” to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, NMLP shall pay to NSM the fees set forth in Schedule “B” to this Agreement (the “Fees”) and, if applicable, the Extraordinary Fees and Costs.”

3.	Section 6 shall be amended and restated as follows:

“Service Fee/Reimbursement of Costs and Expenses. In consideration for NSM providing the Services NMLP shall pay NSM the Fees as set out in Schedule “B” to this Agreement and the Extraordinary Fees and Costs, if applicable, and NMLP shall reimburse NSM for the actual costs and expenses incurred by NSM in the manner provided for in Schedule “B”.”

4.	Section 9, paragraph 1 is hereby amended and substituted in its entirety:

Section 9. Term and Termination. With respect to each of the Vessels, this Agreement shall commence on the Closing Date and shall continue until January 1, 2025 and shall be automatically renewed for a period of other five (5) years, unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:

5.	At the end of the second last paragraph of Section 9, the following paragraph shall be inserted:

If the Agreement is terminated on or before December 31, 2024, the Termination Fee is immediately due and payable to NSM.

6.	The first paragraph of Schedule “B” shall be amended and restated as follows:

“FEES AND COSTS AND EXPENSES

In consideration for the provision of the Services listed in Schedule “A” by NSM to NMLP, NMLP shall pay NSM:

1.

Until December 31, 2019, a fixed daily fee of US$4,325 per owned Panamax Vessel, US$4,225 per Ultra-Handymax Vessel, US$5,250 per owned Capesize Vessel, US$6,700 per owned Post-Panamax Container Vessel, payable on the last day of each month.

2.

Commencing January 1, 2020, a fixed daily fee of US$4,450 per owned Panamax Vessel, US$4,350 per Ultra-Handymax Vessel, US$5,410 per owned Capesize Vessel, US$6,900 per owned 6800TEU Container Vessel, payable on the last day of each month for two years (months one to twenty-four), (the “Fixed Daily Fee”); unless the parties agree otherwise, for each 12 month period after such two years, a 3% increase of the Fixed Daily Fee per Owned Vessel. Notwithstanding the foregoing, NMLP’s payment to NSM for services provided in item (21) of Schedule A shall be at-cost for each Vessel.

3.	a technical and commercial management daily fee of $50 per Vessel (the “Management Fee”).

7.	Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

8.

Effect. Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

9.	Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME PARTNERS L.P.

/s/ Efstratios Desypris
By: Efstratios Desypris
Title: Chief Financial Officer

NAVIOS SHIPMANAGEMENT INC.

/s/ George Achniotis
By: George Achniotis
Title: President/Director

[Signature Page – Amendment No. 9 to Management Agreement]